FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-280318-01

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated February 3, 2025, may be amended or completed prior to the time of sale.

SUPPLEMENT
(To Prospectus Dated February 3, 2025)

$591,699,000 (Approximate)
BANK5 2025-5YR13
(Central Index Key Number 0002047638)
as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)
as Depositor

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Bank of America, National Association
(Central Index Key Number 0001102113)

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2025-5YR13

This is a supplement (“Supplement”) to the prospectus dated February 3, 2025 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Structural Update

1.            Class X-B Notional Amount.

A. The approximate initial Notional Amount of the Class X-B certificates is changed from $128,668,000 to $101,534,000. The Notional Amount of the Class X-B certificates is changed from being equal to the aggregate certificate balances of the Class A-S, Class B and Class C trust components outstanding from time to time to being equal to the aggregate certificate balances of the Class A-S and Class B trust components outstanding from time to time.

B. The pass-through rate for the Class X-B certificates for any distribution date is changed from being a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass through rates on the Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 trust components for the related distribution date, weighted on the basis of their respective aggregate certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation) to a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass through rates on the Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1 and Class B-X2 trust components for the related distribution date, weighted on the basis of their respective aggregate certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

J.P. Morgan	Wells Fargo Securities	Morgan Stanley	BofA Securities
Co-Lead Managers and Joint Bookrunners
Academy Securities			Drexel Hamilton
Co-Manager			Co-Manager
The date of this Supplement is February 4, 2025

C. The Notional Amount of the Class X-B certificates is changed from being reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C trust components to being reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-S and Class B trust components. A reduction of the certificate balance of the Class A-S and Class B trust components, instead of a reduction in the certificate balance of the Class A-S, Class B and Class C trust components, will result in a corresponding reduction of the Notional Amount of the Class X-B certificates.

D. References to the “Underlying Classes of Certificates or Trust Components” of the Class X-B certificates is changed from the Class A-S, Class B and Class C trust components to the Class A-S and Class B trust components.

2.       Class X-D.

A. The Trust will issue thirty-nine (39) classes of commercial mortgage pass-through certificates and the VRR Interest. The Class X-D will not be issued and any reference thereto in the Preliminary Prospectus is hereby deleted in its entirety.

3.       Allocation of Yield Maintenance Charges or Prepayment Premiums.

A. Clause (13) of the first paragraph of the section entitled “DESCRIPTION OF THE CERTIFICATES—Allocation of Yield Maintenance Charges and Prepayment Premiums” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

(13) to the Class X-B certificates, any remaining portion of the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium not distributed as described above; and

B. Clause (14) of the first paragraph of the section entitled “DESCRIPTION OF THE CERTIFICATES—Allocation of Yield Maintenance Charges and Prepayment Premiums” in the Preliminary Prospectus is hereby deleted in its entirety.

4.       KKR CMBS IIII Aggregator Category 2 L.P.

A. The fourth paragraph of the section entitled “SUMMARY OF TERMS—Relevant Parties—Directing Certificateholder” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

It is anticipated that on the closing date, KKR CMBS IIII Aggregator Category 2 L.P. or its affiliate is expected to purchase the Class X-H, Class X-J, Class X-K, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K certificates, and that KKR CMBS IIII Aggregator Category 2 L.P. (or its affiliate) is expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than any excluded loan).

B. The third paragraph of the section entitled “TRANSACTION PARTIES—The Special Servicer” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

K-Star is an affiliate of (x) KKR CMBS IIII Aggregator Category 2 L.P. the controlling class representative under the PSA and (y) KKR CMBS IIII Aggregator Category 2 L.P., the party which is expected to purchase the Class X-H, Class X-J, Class X-K, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K certificates with respect to the transaction contemplated by the PSA.

2